EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •	3505 W. Sam Houston Parkway N., Suite 400	•	Houston, TX 77043	•	281-618-0400	•	fax: 281-618-0505

For Immediate Release							21-002

Date: February 22, 2021	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Fourth Quarter and Full Year 2020 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income1 of $4.2 million, or $0.03 per diluted share, for the fourth quarter 2020 compared to $8.1 million, or $0.05 per diluted share, for the fourth quarter 2019 and $24.5 million, or $0.16 per diluted share, for the third quarter 2020. Adjusted EBITDA2 was $35.3 million for the fourth quarter 2020 compared to $33.3 million for the fourth quarter 2019 and $52.7 million for the third quarter 2020.

For the full year 2020, Helix reported net income of $22.2 million, or $0.13 per diluted share, compared to $57.9 million, or $0.38 per diluted share, for the full year 2019. Adjusted EBITDA for the full year 2020 was $155.3 million compared to $180.1 million for the full year 2019. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	12/31/2020	12/31/2019	9/30/2020	12/31/2020	12/31/2019

Revenues	$159,897	$170,749	$193,490	$733,555	$751,909

Gross Profit	$13,695	$26,576	$34,628	$79,909	$137,838
	9%	16%	18%	11%	18%

Net Income[1]	$4,163	$8,052	$24,499	$22,174	$57,919

Diluted Earnings Per Share	$0.03	$0.05	$0.16	$0.13	$0.38

Adjusted EBITDA[2]	$35,283	$33,277	$52,719	$155,260	$180,088

Cash and Cash Equivalents[3]	$291,320	$208,431	$259,334	$291,320	$208,431

Cash Flows from Operating Activities	$40,172	$79,792	$52,586	$98,800	$169,669

Owen Kratz, President and Chief Executive Officer of Helix, stated, “The COVID-19 pandemic and its impact on the global economy and energy industry has resulted in unprecedented challenges for our business, with the decline in activity due to the erosion of demand for oil and gas. Despite these challenges, our team has been resilient and finished the year with strong safety and operational performance. We have continued to reduce our cost structure relative to our activity levels, and we have protected our balance sheet and reduced our debt levels. With customer focus on green energy, we continued to expand our footprint in the renewables market during 2020 with the Robotics renewables site clearance project in the North Sea and the trenching project offshore Virginia. We also expanded and diversified our Well Intervention business with the addition of the Q7000, which commenced operations in West Africa. We expect the challenges of 2020 to persist into 2021. However, we remain committed to de-levering our balance sheet and executing our goals in this market while keeping our employees and our customers safe.”

1 Net income attributable to common shareholders
2 Adjusted EBITDA is a non-GAAP measure. See reconciliation below
3 Excludes restricted cash of $54.1 million as of 12/31/19

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Year Ended
	12/31/2020	12/31/2019	9/30/2020	12/31/2020	12/31/2019
Revenues:
Well Intervention	$111,953	$141,789	$140,803	$539,249	$593,300
Robotics	42,122	35,276	49,802	178,018	171,672
Production Facilities	15,002	16,559	14,167	58,303	61,210
Intercompany Eliminations	(9,180)	(22,875)	(11,282)	(42,015)	(74,273)
Total	$159,897	$170,749	$193,490	$733,555	$751,909

Income (Loss) from Operations:
Well Intervention	$1,945	$15,562	$18,844	$26,855	$89,564
Robotics	1,815	(660)	6,982	13,755	7,261
Production Facilities	4,833	5,253	4,134	15,975	17,160
Goodwill Impairment	—	—	—	(6,689)	—
Corporate / Other / Eliminations	(7,750)	(14,497)	(10,945)	(36,871)	(45,988)
Total	$843	$5,658	$19,015	$13,025	$67,997

Fourth Quarter Results

Segment Results

Well Intervention
Well Intervention revenues decreased $28.9 million, or 20%, from the prior quarter. The decrease was primarily due to lower vessel utilization in the North Sea and the Gulf of Mexico. North Sea vessel utilization on the Well Enhancer declined with the seasonal slowdown, and the Seawell remained idle during the fourth quarter. The Q7000 entered the fourth quarter idle but subsequently commenced its mobilization back to Nigeria. Overall Well Intervention vessel utilization declined to 56% compared to 68% during the prior quarter. Well Intervention income from operations decreased $16.9 million, or 90%, compared to the prior quarter primarily due to lower revenues, offset in part by lower costs during the fourth quarter.
Well Intervention revenues decreased $29.8 million, or 21%, in the fourth quarter 2020 compared to the fourth quarter 2019 due to lower utilization in the North Sea and the Gulf of Mexico and weaker foreign currency rates in Brazil, offset in part by higher rates in the Gulf of Mexico on the Q5000. Well Intervention vessel utilization decreased to 56% in the fourth quarter 2020 from 92% in the fourth quarter 2019. Income from operations decreased $13.6 million, or 88%, in the fourth quarter 2020 compared to the fourth quarter 2019 primarily due to lower revenues, offset in part by lower costs during the fourth quarter 2020.

Robotics
Robotics revenues decreased $7.7 million, or 15%, from the previous quarter primarily due to a decrease in vessel days associated with the completion of the site clearance project in the North Sea and a decrease in trenching activity and ROV utilization during the fourth quarter. Chartered vessel utilization was 100% during the fourth quarter compared to 95% during the previous quarter. However, total vessel days decreased to 336 days during the fourth quarter compared to 450 days during the previous quarter. ROV, trencher and ROVDrill utilization decreased to 32% during the fourth quarter compared to 37% during the previous quarter, and the fourth quarter included 92 days of trencher utilization compared to 154 days in the previous quarter, including 92 days on third-party vessels. Robotics income from operations decreased $5.2 million, or 74%, from the prior quarter primarily due to lower revenues.
Robotics revenues increased $6.8 million, or 19%, compared to the fourth quarter 2019 primarily due to an increase in vessel days, which included chartered vessels on the renewables site clearance project in the North Sea, offset in part by a decrease in trenching and ROV activity during the fourth quarter 2020. Chartered vessel utilization was 100% in the fourth quarter 2020 compared to 73% in the fourth quarter 2019. There were 336 vessel days during the fourth quarter 2020, which included 74 days from the North Sea renewables site clearance project, compared to 210 vessel days during the fourth quarter 2019. ROV, trencher and ROVDrill utilization decreased to 32% in the fourth quarter 2020, which included 92 days of trencher utilization, compared to 41% in the same quarter 2019, which included 123 days of trencher utilization including 59 days on third-party vessels. Income from operations in the fourth quarter 2020 increased $2.5 million compared to the fourth quarter 2019 primarily due to higher revenues.

Production Facilities
Production Facilities revenues increased $0.8 million in the fourth quarter 2020 compared to the previous quarter due to higher oil and gas production revenues during the fourth quarter, and decreased $1.6 million compared to the fourth quarter 2019 due to lower revenues from the Helix Fast Response System, offset in part by higher production revenues during the fourth quarter 2020. The fourth quarter 2019 benefitted from approximately $2.0 million of residual revenue from our previous contract on the Helix Fast Response System that was linked to 2019 utilization of our Gulf of Mexico Well Intervention vessels by HWCG members.

Selling, General and Administrative and Other

Selling, General and Administrative
Selling, general and administrative expenses were $12.8 million, or 8.0% of revenue, in the fourth quarter 2020 compared to $16.1 million, or 8.3% of revenue, in the third quarter 2020. The decrease was primarily due to lower costs related to employee incentive compensation and other employee benefits compared to the third quarter.

Gain on Extinguishment of Long-term Debt
Helix recognized a $9.2 million gain on extinguishment of long-term debt associated with our repurchase of a portion of our convertible senior notes due 2022 and 2023 during the third quarter 2020. We had no extinguishments during the fourth quarter 2020.

Other Income, net Other income, net decreased $0.4 million in the fourth quarter 2020 compared to the prior quarter. The change was primarily due to lower foreign currency gains in the fourth quarter.

Cash Flows
Operating cash flows were $40.2 million in the fourth quarter 2020 compared to $52.6 million in the third quarter 2020 and $79.8 million in the fourth quarter 2019. The decrease in operating cash flows quarter over quarter was primarily due to lower operating income offset by improvements in working capital compared to the prior quarter. The decrease year over year was primarily due to lower operating income and smaller improvements in working capital in the fourth quarter 2020 compared to the same quarter 2019.
Capital expenditures totaled $1.1 million in the fourth quarter 2020 compared to $1.6 million in the previous quarter and $95.2 million in the fourth quarter 2019. Capital expenditures during the fourth quarter 2019 were primarily related to completion of the Q7000, which commenced operations during the first quarter 2020.
Free cash flow was $39.1 million in the fourth quarter 2020 compared to $51.4 million in the third quarter 2020 and $(15.4) million in the fourth quarter 2019. The decrease quarter over quarter was primarily due to lower operating cash flows in the fourth quarter 2020 compared to the previous quarter. The increase year over year was primarily due to lower capital expenditures, offset in part by lower operating cash flows, during the fourth quarter 2020 compared to the fourth quarter 2019. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Full Year Results

Segment Results

Well Intervention
Well Intervention revenues decreased by $54.1 million, or 9%, in 2020 compared to 2019. The decrease was primarily driven by lower vessel utilization in the North Sea and Gulf of Mexico, lower IRS rental utilization and lower foreign currency rates in Brazil. The decrease in revenues was offset in part by revenues on the Q7000, which commenced operations offshore West Africa in January 2020. Vessel utilization in the North Sea and Gulf of Mexico were negatively impacted by the downturn in the offshore oil and gas market due to the COVID-19 pandemic, which resulted in our warm-stacking the Seawell and the Q7000, as well as scheduled regulatory certification inspections in the Gulf of Mexico during the first quarter 2020. Overall Well Intervention vessel utilization decreased to 67% in 2020 from 89% in 2019, and 2020 had 257 fewer utilized vessel days compared to 2019. Our 2019 Well Intervention revenues also included approximately $3.9 million of contractual adjustments related to increases in withholding taxes in Brazil.
Well Intervention operating income decreased $62.7 million, or 70%, in 2020 compared to 2019 primarily due to lower revenues and higher operating expenses associated with the Q7000.

Robotics
Robotics revenues increased by $6.3 million, or 4%, in 2020 compared to 2019. The increase was due to improvements in chartered vessel utilization, offset in part by lower ROV, trencher and ROVDrill utilization. Chartered vessel utilization increased to 94%, which included 1,690 vessel days, in 2020 compared to 87%, which included 1,086 vessel days, in 2019. Vessel days associated with our renewables site clearance project in the North Sea Site totaled 647 days in 2020 compared to 29 days in 2019. ROV, trencher and ROVDrill utilization decreased to 34% in 2020 compared to 41% in 2019. We generated 407 days of trenching, including 161 days on third-party vessels, in 2020 compared to 729 days of trenching, including 245 days on third-party vessels, in 2019.
Robotics operating income increased $6.5 million, or 89%, in 2020 compared to 2019. The improvement in operating income was due to higher revenues as well as a full year of cost reductions relating to certain vessels, including the termination of the Grand Canyon charter in November 2019 and the expirations of the hedge of the Grand Canyon II charter payments in July 2019 and the hedge of the Grand Canyon III charter payments in February 2020.

Production Facilities
Production Facilities revenues decreased $2.9 million, or 5%, in 2020 compared to 2019. The decrease was due to reduced revenues related to the Helix Fast Response System and a reduction in oil and gas production revenues in 2020. Production Facilities operating income decreased $1.2 million from the prior year primarily due to decreases in revenues in 2020.

Selling, General and Administrative and Other

Selling, General and Administrative
Selling, general and administrative expenses were $61.1 million, or 8.3% of revenue, in 2020 compared to $69.8 million, or 9.3% of revenue, in 2019. The decrease was primarily related to a decrease in employee compensation costs and other cost saving measures, offset in part by credit provisions of $2.7 million in 2020.

Net Interest Expense
Net interest expense increased to $28.5 million in 2020 from $8.3 million in 2019. The increase was primarily associated with lower capitalized interest in 2020 with the completion of the Q7000 in January 2020 and higher yields associated with the convertible senior notes due 2026 issued in August 2020.

Gain on Extinguishment of Long-term Debt The $9.2 million gain on extinguishment of long-term debt in 2020 was associated with our repurchase of the convertible notes due 2022 and 2023.

Other Income, net Other income, net increased $3.6 million in 2020 compared to 2019. The change was primarily due higher foreign currency gains in 2020 compared to 2019.

Income Tax Provision (Benefit)
Income tax benefit was $18.7 million in 2020 compared to income tax expense of $7.9 million in 2019. In addition to lower income before income taxes in 2020, Helix also recognized a $7.6 million net tax benefit in 2020 related to the Coronavirus Aid, Relief, and Economic Security Act and an $8.3 million benefit related to the restructuring of certain foreign subsidiaries during 2020.

Cash Flows
Helix generated operating cash flows of $98.8 million in 2020 compared to $169.7 million in 2019. The decrease in operating cash flows in 2020 was due to lower earnings and larger increases in working capital in 2020 compared to 2019.
Capital expenditures declined to $20.2 million in 2020 compared to $140.9 million in 2019 primarily as a result of the completion of the Q7000 in early 2020.
Free cash flow was $79.5 million in 2020 compared to $31.4 million in 2019 due to lower capital expenditures, offset in part by lower operating cash flows. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $291.3 million and available capacity under our revolving credit facility was $160.2 million at December 31, 2020. Consolidated long-term debt decreased to $349.6 million at December 31, 2020 from $356.9 million at September 30, 2020. Consolidated net debt at December 31, 2020 was $58.2 million compared to $97.6 million at September 30, 2020. Net debt to book capitalization at December 31, 2020 was 3% compared to 5% at September 30, 2020. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly webcast and teleconference to review its fourth quarter and full year 2020 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Tuesday, February 23, 2021 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website. Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-926-5188 for participants in the United States and 1-303-223-0120 for international participants. The passcode is “Staffeldt.” A replay of the webcast will be available on our website under “For the Investor” by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash impairment losses on goodwill and other long-lived assets and gains and losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets and the general provision for current expected credit losses, if any. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents and restricted cash. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures. See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the ongoing COVID-19 pandemic and oil price volatility and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our spending and cost reduction plans and our ability to manage changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into, renew and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities including recent regulatory initiatives by the new U.S. administration; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group), Facebook (www.facebook.com/HelixEnergySolutionsGroup) and Instagram (www.instagram.com/helixenergysolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(in thousands, except per share data)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net revenues	$159,897	$170,749	$733,555	$751,909
Cost of sales	146,202	144,173	653,646	614,071
Gross profit	13,695	26,576	79,909	137,838
Goodwill impairment	—	—	(6,689)	—
Gain (loss) on disposition of assets, net	(24)	—	889	—
Selling, general and administrative expenses	(12,828)	(20,918)	(61,084)	(69,841)
Income from operations	843	5,658	13,025	67,997
Equity in earnings of investment	249	1,521	216	1,439
Net interest expense	(8,124)	(2,129)	(28,531)	(8,333)
Gain (loss) on extinguishment of long-term debt	—	—	9,239	(18)
Other income, net	8,396	3,595	4,724	1,165
Royalty income and other	184	409	2,710	3,306
Income before income taxes	1,548	9,054	1,383	65,556
Income tax provision (benefit)	(2,569)	1,120	(18,701)	7,859
Net income	4,117	7,934	20,084	57,697
Net loss attributable to redeemable noncontrolling interests	(46)	(118)	(2,090)	(222)
Net income attributable to common shareholders	$4,163	$8,052	$22,174	$57,919

Earnings per share of common stock:
Basic	$0.03	$0.05	$0.13	$0.39
Diluted	$0.03	$0.05	$0.13	$0.38

Weighted average common shares outstanding:
Basic	149,106	147,625	148,993	147,536
Diluted	150,156	150,182	149,897	149,577

Comparative Condensed Consolidated Balance Sheets

	Dec. 31, 2020	Dec. 31, 2019
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and equivalents (1)	$291,320	$208,431
Restricted cash (1)	—	54,130
Accounts receivable, net	132,233	125,457
Other current assets	102,092	50,450
Total Current Assets	525,645	438,468

Property and equipment, net	1,782,964	1,872,637
Operating lease right-of-use assets	149,656	201,118
Other assets, net	40,013	84,508
Total Assets	$2,498,278	$2,596,731

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$50,022	$69,055
Accrued liabilities	87,035	62,389
Current maturities of long-term debt (1)	90,651	99,731
Current operating lease liabilities	51,599	53,785
Total Current Liabilities	279,307	284,960

Long-term debt (1)	258,912	306,122
Operating lease liabilities	101,009	151,827
Deferred tax liabilities	110,821	112,132
Other non-current liabilities	3,878	38,644
Redeemable noncontrolling interests	3,855	3,455
Shareholders' equity (1)	1,740,496	1,699,591
Total Liabilities and Equity	$2,498,278	$2,596,731

(1)    Net debt to book capitalization 3% at December 31, 2020. Calculated as net debt (total long-term debt less cash and cash equivalents and restricted cash - $58,243) divided by the sum of net debt and shareholders' equity ($1,798,739).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

	Three Months Ended			Year Ended
(in thousands, unaudited)	12/31/2020	12/31/2019	9/30/2020	12/31/2020	12/31/2019

Reconciliation from Net Income to Adjusted EBITDA:
Net income	$4,117	$7,934	$24,445	$20,084	$57,697
Adjustments:
Income tax provision (benefit)	(2,569)	1,120	5,232	(18,701)	7,859
Net interest expense	8,124	2,129	7,598	28,531	8,333
(Gain) loss on extinguishment of long-term debt	—	—	(9,239)	(9,239)	18
Other income, net	(8,396)	(3,595)	(8,824)	(4,724)	(1,165)
Depreciation and amortization	34,157	28,300	33,985	133,709	112,720
Goodwill impairment	—	—	—	6,689	—
Non-cash gain on equity investment	(264)	(1,613)	—	(264)	(1,613)
EBITDA	35,169	34,275	53,197	156,085	183,849
Adjustments:
(Gain) loss on disposition of assets, net	24	—	(440)	(889)	—
General provision (release) for current expected credit losses	90	—	(38)	746	—
Realized losses from foreign exchange contracts not designated as hedging instruments	—	(998)	—	(682)	(3,761)
Adjusted EBITDA	$35,283	$33,277	$52,719	$155,260	$180,088

Free Cash Flow:
Cash flows from operating activities	$40,172	$79,792	$52,586	$98,800	$169,669
Less: Capital expenditures, net of proceeds from sale of assets	(1,026)	(95,218)	(1,174)	(19,281)	(138,304)
Free cash flow	$39,146	$(15,426)	$51,412	$79,519	$31,365